Exhibit 23.3

Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated January 14, 1998, included in BB&T Corporation's Form 10-K for the year ended December 31, 1997, and to all references to our firm included in this registration statement.

Charlotte, North Carolina
April 13, 1998